SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, DC

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Prudential Discovery Premier Group Variable Contract Account

Address of Principal Business Office:               3 Gateway Center, 12th Floor
                                                    Newark, NJ 07102

Telephone Number:  (973) 802-6997

Name and Address of Agent for Service of Process:

          C. Christopher Sprague
          Assistant General Counsel
          The Prudential Insurance Company of America
          3 Gateway Center, 12th Floor
          Newark, NJ 07102

          Copy to:

          Christopher E. Palmer
          Shea & Gardner
          1800 Massachusetts Ave., NW
          Washington, DC 20036

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this Form N-8A:

          YES [X]   NO [_]

     Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Newark and the State of New Jersey this 28th day of January, 2000.

                            Prudential Discovery Premier Group
                            Variable Annuity Account
                            --------------------------------------------------
                            (Name of Registrant)

                    By:     The Prudential Insurance Company of America
                            -------------------------------------------
                            (Name of Sponsor)

                    By:     /s/ C. Christopher Sprague
                            --------------------------
                            C. Christopher Sprague
                            Assistant General Counsel

Attest:

/s/ Ann Wellbrock
--------------------
Ann Wellbrock
Senior Legal Analyst